UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2009

NOVADEL PHARMA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road
Flemington, New Jersey  08822
 (Address of principal executive offices) (Zip Code)

(908) 782-3431
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October  27, 2009, NovaDel Pharma Inc. (the “Company”) issued a press release to announce that it had entered into a licensing agreement (the “Agreement”) with privately-held Mist Acquisition, LLC (“Mist”) to manufacture and commercialize NitroMist®, the lingual spray version of nitroglycerine for the treatment of angina pectoris. Under terms of the Agreement, Mist will pay NovaDel a $1,000,000 licensing fee upon execution of the agreement, milestone payments totaling an additional $1,000,000 over the next twelve months and ongoing performance payments of seventeen percent (17%) of net sales subject to potential reduction based upon the terms of the Agreement. The Agreement contains customary termination provisions. In addition, the Agreement may be terminated by Mist for any reason upon written notice to the Company, which will be effective 180 days from the date of receipt of such notice, provided that Mist may not terminate until the second anniversary after the first commercial sale of NitroMist™ by Mist or its affiliates.

Through a separate license agreement with Mist, Akrimax Pharmaceuticals, LLC will receive the exclusive right to manufacture, distribute, market and sell NitroMist® in North America. Under the terms of the Agreement, the Company will receive a percentage of any income received by Mist under any sublicense agreement relating to NitroMist®.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. You should read the complete Agreement which shall be attached as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 8.01.  Other Events

On October 26, 2009, the compensation committee of the Board of Directors (the “Board”) of the Company amended the cash component to its annual compensation policy for non-employee directors to pay an annual retainer of $50,000 in lieu of the Board’s current compensation policy of paying a retainer and meeting fees. The amended annual compensation policy shall be payable semi-annually.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release of NovaDel Pharma Inc. dated October 27, 2009, titled “NovaDel Licenses its NitroMist® Lingual Spray to Mist.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ STEVEN B. RATOFF
Name:	Steven B. Ratoff
Title:	Chairman, Interim Chief Financial Officer, Interim President and Chief Executive Officer

Date:  October 29, 2009